Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Nuveen Investment Trust III:

We consent to the use of our report dated November 27, 2018, with respect to the financial statements and financial highlights of Nuveen Symphony High Yield Income Fund (formerly Nuveen Symphony Credit Opportunities Fund) (one of the funds comprising Nuveen Investment Trust III), as of September 30, 2018, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

August 16, 2019